Exhibit 99.1

DIME COMMUNITY BANCSHARES, INC. INCREASES QUARTERLY EARNINGS PER SHARE BY 12.5%
ON A LINKED QUARTER BASIS

Business Banking Loan Portfolio Reaches $1.0 Billion Milestone

Brooklyn, NY – July 25, 2019 - Dime Community Bancshares, Inc. (NASDAQ: DCOM) (the “Company” or “Dime”), the parent company of Dime Community Bank (the “Bank”), today reported net income of $13.0 million for the quarter ended June 30, 2019, or $0.36 per diluted common share, compared with net income of $11.5 million for the quarter ended March 31, 2019, or $0.32 per diluted common share, and net income of $12.3 million for the quarter ended June 30, 2018, or $0.33 per diluted common share.

The increase in linked quarter earnings per share (“EPS”) was attributable to a seven basis point linked quarter increase in the net interest margin (“NIM”). Excluding the impact of prepayment related fee income, the NIM increased by two basis points on a linked quarter basis.

Relationship Based Business Banking Division Drives Net Interest Margin Expansion

Commenting on the linked quarter NIM expansion, Kenneth J. Mahon, President and Chief Executive Officer (“CEO”) of the Company, stated, “The increase in our NIM (excluding the impact of prepayment fees) was driven by the growing contribution of our Business Banking division. The Business Banking division continues to experience strong growth as evidenced by record quarterly originations of $247 million. The Business Banking division’s loan portfolio reached $1 billion (or 19% of total loans) at June 30, 2019, versus $824 million (or 15% of total loans) at March 31, 2019. As intended in our strategic plan, as the Business Banking portfolio comprises a larger percentage of our overall balance sheet, we expect our overall loan yields to continue trending upwards. In addition, Business Banking deposits grew to $260 million at the end of the second quarter of 2019. We remain highly focused on growing relationship-based loans and deposits, and transforming our business model from a monoline thrift into the pre-eminent Metro New York community commercial bank.”

Highlights for the second quarter of 2019 included:

•
Continued the build out of the Business Banking division via the hire of Rosalind Sheron, Senior Vice President of Municipal Banking. Ms. Sheron will be responsible for building out Dime’s municipal banking business; the conversion to a commercial bank charter (completed in April 2019) has provided the Bank with the additional business opportunity of accepting municipal deposits;

•	Record Business Banking originations of $247.4 million in the second quarter of 2019, a 297.5% (annualized) increase versus the second quarter of 2018;
•
Business Banking loan originations for the second quarter of 2019 were at significantly higher rates than the overall portfolio; the weighted average rate (“WAR”) on Business Banking real estate originations was 5.01% and the WAR on Commercial and Industrial (“C&I”) originations was 5.97% for the quarter ended June 30, 2019, compared to the total real estate and C&I loan portfolio WAR of 3.99% for the quarter ended June 30, 2019;

•
Strong growth in checking account balances. Compared to the second quarter of 2018, the sum of average non-interest-bearing checking account balances and average interest-bearing checking account balances for the second quarter of 2019 increased by 18.3% to $547.1 million;

•
Total non-interest income was $2.8 million for the second quarter of 2019, driven by $0.3 million of customer-related loan level swap income and $0.3 million of gains from the sale of Small Business Administration (“SBA”) loans;

•	Non-performing assets and loans 90 days or more past due on accrual status declined to $4.1 million at June 30, 2019, and represented only 0.06% of total assets at that date;
•	Consolidated Company commercial real estate (“CRE”) concentration ratio was 697% at June 30, 2019, versus 715% at June 30, 2018; and
•
Reported book value per share and tangible book value per share (which consists of common equity less goodwill, divided by number of shares outstanding) grew to $16.96 and $15.41, respectively, at June 30, 2019 (see “Non-GAAP Reconciliation” tables at the end of this news release).

Management’s Discussion of Quarterly Operating Results

Net Interest Income

Net interest income in the second quarter of 2019 was $36.5 million, an increase of $1.2 million (3.3%) from the first quarter of 2019 and an increase of $0.4 million (1.0%) from the second quarter of 2018.

NIM was 2.38% during the second quarter of 2019, compared to 2.31% in the first quarter of 2019, and 2.39% during the second quarter of 2018.  For the second quarter of 2019, income from prepayment activity totaled $1.6 million, benefiting NIM by 10 basis points, compared to $0.8 million, or five basis points, during the first quarter of 2019, and $1.6 million, or 10 basis points, during the second quarter of 2018.

Average interest-earning assets were $6.13 billion for the second quarter of 2019, a 1.5% increase from $6.11 billion for the first quarter of 2019, and a 1.4% increase from $6.05 billion for the second quarter of 2018.

For the second quarter of 2019, the average yield on interest-earning assets was 3.91%, an increase of 13 basis points compared with the first quarter of 2019, and an increase of 34 basis points compared to the second quarter of 2018.  The linked quarter increase in the yield on average interest-earning assets was primarily due to an increase in the yield on loans, as Business Banking originations were at significantly higher rates than the rates on loan amortizations and satisfactions, and due to higher prepayment fee income.

The ending WAR on the total loan portfolio was 3.99% at June 30, 2019, which represents a nine basis points increase versus the ending WAR on the total loan portfolio at March 31, 2019, and a 32 basis point increase versus the ending WAR on the total loan portfolio at June 30, 2018.

The average cost of borrowed funds (which primarily consists of Federal Home Loan Bank advances) was 2.44% for the second quarter of 2019, an increase of one basis point versus the first quarter of 2019, and an increase of 23 basis points versus the second quarter of 2018.

Loans

The real estate loan portfolio decreased by $25.9 million (1.9% annualized) during the second quarter of 2019.  Total real estate loan originations were $249.6 million during the second quarter of 2019, at a WAR of 4.94%. Real estate loan amortization and satisfactions totaled $268.0 million, or 20.6% (annualized) of the portfolio balance, at an average rate of 3.81%. The annualized real estate loan payoff rate of 20.6% for the second quarter of 2019 was higher than both the first quarter of 2019 (11.6% annualized) and the second quarter of 2018 (19.2% annualized).

Average real estate loans were $5.20 billion in the second quarter of 2019, an increase of $5.4 million (0.4% annualized) from the first quarter of 2019, and a decrease of $106.3 million (-2.0%) from the second quarter of 2018.

Average Commercial and Industrial (“C&I”) loans were $289.8 million in the second quarter of 2019, an increase of $41.6 million (67.0% annualized) from the first quarter of 2019, and an increase of $147.6 million (103.8%) from the second quarter of 2018.

Outlined below are the loan originations for the current quarter, linked quarter and year-ago quarter.

($s in millions)	Originations/ Weighted Average Rate
Real Estate Originations	Q2 2019	Q1 2019	Q2 2018
Non-Business Banking	$92.1/4.82%	$86.1/4.99%	$48.7/4.84%
Business Banking	$157.5/5.01%	$147.8/5.02%	$74.2/4.81%
Total Real Estate	$249.6/4.94%	$233.9/5.01%	$122.9/4.82%
C&I Originations	$89.9/5.97%	$52.6/5.66%	$68.3/5.72%

Deposits and Borrowed Funds

The Company continues to focus on growing relationship-based business deposits sourced from its Business Banking division and its retail branches.  The Business Banking division ended the second quarter of 2019 with approximately $139.4 million of low-cost relationship-based checking and leasehold deposits at an average rate of approximately one basis point and total deposits of $260.4 million at an average rate of 63 basis points, compared to approximately $82.0 million of checking and leasehold deposits at an average rate of approximately two basis points and total deposits of $139.1 million at an average rate of 35 basis points, respectively, for the year-ago period.

The cost of total deposits increased nine basis points on a linked quarter basis, compared to a 10 basis point increase when comparing the first quarter of 2019 to the fourth quarter of 2018. Mr. Mahon commented, “The substantial majority of the increase in cost of deposits took place in the months of April and May; we experienced some moderation in the pace of increase in the month of June, as it became more apparent that the Federal Reserve would likely be cutting interest rates in the second half of 2019. Importantly, we continue to improve the quality of our deposit base, as evidenced by the non-interest bearing deposits to total deposits ratio increasing to 9.6% at June 30, 2019 compared to 8.2% at June 30, 2018. We continue to manage our deposit pricing to remain competitive with the market while keeping our loan-to-deposit ratio range at approximately 125%.”

Total deposits increased by $27.9 million (2.5% annualized) on a linked quarter basis to $4.44 billion at June 30, 2019.

The DimeDirect internet channel deposit portfolio was approximately $192.9 million at the end of the second quarter of 2019 compared to $234.0 million at March 31, 2019.  Mr. Mahon commented, “In the second quarter of 2019, net outflows in DimeDirect slowed to approximately $41 million, versus $57 million of outflows for the first quarter of 2019. We continue to expect the magnitude of dollar outflows from DimeDirect to decline over time, resulting in less of a headwind to grow overall deposits in the future.”

The loan-to-deposit ratio was 124.7% at June 30, 2019, compared to 124.9% at March 31, 2019 and 124.0% at June 30, 2018.

Total borrowings, excluding $113.8 million of subordinated debt, was $1.17 billion at June 30, 2019, $40.9 million higher than $1.13 billion at March 31, 2019, and $129.6 million higher than $1.04 billion at June 30, 2018. At June 30, 2019, 31.0% of the borrowings portfolio, excluding subordinated debt, consisted of Federal Home Loan Bank bullet advances and overnight unsecured borrowings that have a remaining term of less than a year, compared to 23% for the prior year period. Mr. Mahon commented, “The higher percentage of short term borrowings versus a year ago will enable us to reprice our funding base lower more quickly in a declining rate environment.”

Non-Interest Income

Non-interest income was $2.8 million during the second quarter of 2019, $2.4 million during the first quarter of 2019, and $2.2 million during the second quarter of 2018.  Excluding gains and losses on equity securities and from sales of securities and other assets, non-interest income was $2.7 million during the second quarter of 2019, $2.2 million during the first quarter of 2019, and $2.2 million during the second quarter of 2018.

Mr. Mahon commented, “As our relationship-based Business Banking platform grows, we expect to generate higher levels of fee income. In the second quarter of 2019, we established the infrastructure to offer our commercial borrowers interest rate swaps and as part of this program recognized $0.3 million of customer-related swap fee income.  In addition, our Small Business Administration lending division contributed $0.3 million of non-interest income. We expect our Small Business Administration team to continue leveraging the power of Dime’s brand recognition and branch network, which is located in a densely populated metropolitan area, and drive increased levels of non-interest income over time.”

Non-Interest Expense

Total non-interest expense was $22.3 million during the first quarter of 2019, $22.1 million during the first quarter of 2019, and $20.8 million during the second quarter of 2018.  On a year-over-year basis, salaries and employee benefits expenses increased by $1.2 million as the Bank added relationship bankers and support staff as part of its Business Banking division buildout.

The ratio of non-interest expense to average assets was 1.40% during the second quarter of 2019, 1.39% during the first quarter of 2019, and 1.33% during the second quarter of 2018.

The efficiency ratio was 57.3% during the second quarter of 2019, 59.2% during the first quarter of 2019, and 54.4% during the second quarter of 2018.

Income Tax Expense

The reported effective tax rate for the second quarter of 2019 was 25.4% versus 24.9% for the first quarter of 2019.

Credit Quality

Non-performing loans at June 30, 2019 were $2.5 million, or 0.05% of total loans, a decrease from $5.4 million, or 0.10% of total loans, at March 31, 2019.  The allowance for loan losses was 0.38% of total loans at June 30, 2019 and 0.40% of total loans at March 31, 2019. At June 30, 2019, non-performing assets represented 0.7% of the sum of tangible common equity plus the allowance for loan losses and reserve for contingent liabilities (this non-Generally Accepted Accounting Principle (“GAAP”) statistic is otherwise known as the "Texas Ratio"), which is lower than the ratio of 2.2% at March 31, 2019 (see “Problem Assets as a Percentage of Tangible Capital and Reserves” table and “Non-GAAP Reconciliation” table at the end of this news release).  A loan loss credit of $0.4 million was recorded during the second quarter of 2019, compared to a loan loss provision of $0.3 million during the first quarter of 2019, and a loan loss provision of $1.1 million during the second quarter of 2018.

Capital Management

The Company’s consolidated Tier 1 capital to average assets (“leverage ratio”), which was 8.83% at June 30, 2019, was in excess of all applicable regulatory requirements.

The Bank’s regulatory capital ratios continued to be in excess of all applicable regulatory requirements.  At June 30, 2019, the Bank’s leverage ratio was 9.87%, while Tier 1 capital to risk-weighted assets and Total capital to risk-weighted assets ratios were 12.15% and 12.57%, respectively.

Mr. Mahon commented, “During the second quarter of 2019, we repurchased 270,136 shares at a weighted average price of $18.59. Pro forma for the repurchases, and the asset growth we experienced in the second quarter of 2019, our tangible common equity to tangible assets ratio was 8.58% at June 30, 2019. We continue to maintain an exceptionally strong capital position.”

Diluted earnings per common share of $0.36 exceeded the quarterly $0.14 cash dividend per share by 157% during the second quarter of 2019, equating to a 38.89% dividend payout ratio.

Book value per share was $16.96 and tangible book value per share (common equity less goodwill divided by number of shares outstanding) was $15.41 at June 30, 2019 (see “Non-GAAP Reconciliation” tables at the end of this news release).

Earnings Call Information

The Company will conduct a conference call at 5:30 p.m. (ET) on Thursday, July 25, 2019, during which President and Chief Executive Officer, Kenneth J. Mahon, and Chief Financial Officer, Avinash Reddy, will discuss the Company’s second quarter financial performance.  There will be a question and answer period after the Chief Executive Officer’s remarks. Dial-in information for the live call is 1-888-348-2672. Upon dialing in, request to be joined into Dime Community Bancshares, Inc. call with the conference operator.

The conference call will be simultaneously webcast (listen only), and archived for a period of one year, at https://services.choruscall.com/links/dcom190725.html. Dial-in information for the replay is 1-877-344-7529 using access code #10133399. Replay will be available July 25, 2019 (7:30 p.m.) through August 1, 2019 (11:59 p.m.).

ABOUT DIME COMMUNITY BANCSHARES, INC.
The Company had $6.50 billion in consolidated assets as of June 30, 2019. The Bank was founded in 1864, is headquartered in Brooklyn, New York, and currently has 29 retail branches located throughout Brooklyn, Queens, the Bronx, Nassau County and Suffolk County, New York. More information on the Company and the Bank can be found on Dime's website at www.dime.com.

This news release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These statements may be identified by use of words such as "anticipate," "believe," “continue,” "could," "estimate," "expect," "intend," “likely,” "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.

Forward-looking statements are based upon various assumptions and analyses made by the Company in light of management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company's control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Accordingly, you should not place undue reliance on such statements. Factors that could affect our results include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company’s control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect the business of the Company and/or the Bank; unanticipated or significant increases in loan losses may negatively affect the Company’s financial condition or results of operations; changes in accounting principles, policies or guidelines may cause the Company’s financial condition to be perceived differently; changes in corporate and/or individual income tax laws may adversely affect the Company's financial condition or results of operations; general economic conditions, either nationally or locally in some or all areas in which the Company conducts business, or conditions in the securities markets or the banking industry may be less favorable than the Company currently anticipates; legislation or regulatory changes may adversely affect the Company’s business; technological changes may be more difficult or expensive than the Company anticipates; there may be failures or breaches of information technology security systems; success or consummation of new business initiatives may be more difficult or expensive than the Company anticipates; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than the Company anticipates.

Contact: Avinash Reddy
Executive Vice President – Chief Financial Officer
(718) 782-6200 extension 5909

DIME COMMUNITY BANCSHARES,  INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands except share amounts)

	June 30, 2019	March 31, 2019	December 31, 2018
ASSETS:
Cash and due from banks	$172,418	$143,473	$147,256
Mortgage-backed securities available for sale, at fair value	409,510	457,217	466,605
Investment securities available for sale, at fair value	67,004	54,406	36,280
Marketable equity securities, at fair value	5,953	5,912	5,667
Real Estate Loans:
One-to-four family and cooperative/condominium apartment	120,523	107,709	96,847
Multifamily residential and residential mixed-use (1)(2)	3,736,500	3,831,145	3,866,788
Commercial real estate and commercial mixed-use	1,279,188	1,245,806	1,170,085
Acquisition, development, and construction ("ADC")	77,479	54,222	29,402
Total real estate loans	5,213,690	5,238,882	5,163,122
Commercial and industrial ("C&I")	316,061	266,415	229,504
Other loans	1,780	1,139	1,192
Allowance for loan losses	(21,134)	(21,941)	(21,782)
Total loans, net	5,510,397	5,484,495	5,372,036
Premises and fixed assets, net	23,069	23,708	24,713
Loans held for sale	3,814	682	1,097
Federal Home Loan Bank of New York capital stock	57,051	55,840	57,551
Bank Owned Life Insurance ("BOLI")	112,828	112,121	111,427
Goodwill	55,638	55,638	55,638
Operating lease assets	40,113	40,401	-
Other assets	40,567	41,408	42,308
TOTAL ASSETS	$6,498,362	$6,475,301	$6,320,578
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits:
Non-interest-bearing checking	$423,914	$417,475	$395,477
Interest-bearing checking	117,555	116,562	115,972
Savings	325,797	328,853	336,669
Money Market	1,914,101	1,963,954	2,098,599
Sub-total	2,781,367	2,826,844	2,946,717
Certificates of deposit	1,654,169	1,580,778	1,410,037
Total Due to Depositors	4,435,536	4,407,622	4,356,754
Escrow and other deposits	85,811	137,116	85,234
Federal Home Loan Bank of New York advances	1,115,200	1,087,325	1,125,350
Subordinated Notes Payable, net	113,832	113,796	113,759
Other Borrowings	58,000	45,000	-
Operating lease liabilities	46,480	46,868	-
Other liabilities	34,802	31,300	37,400
TOTAL LIABILITIES	5,889,661	5,869,027	5,718,497
STOCKHOLDERS' EQUITY:
Common stock ($0.01 par, 125,000,000 shares authorized, 53,699,694 shares, 53,690,825 shares, and 53,690,825 shares issued at June 30, 2019, March 31, 2019, and December 31, 2018, respectively, and 35,887,395 shares, 36,020,112 shares, and 36,081,455 shares outstanding at June 30, 2019, March 31, 2019 and December 31, 2018, respectively)	537	537	537
Additional paid-in capital	279,327	278,358	277,512
Retained earnings	580,159	572,175	565,713
Accumulated other comprehensive loss, net of deferred taxes	(6,288)	(5,232)	(6,500)
Unearned equity award common stock	(8,165)	(6,068)	(3,623)
Common stock held by the Benefit Maintenance Plan	(1,509)	(1,509)	(1,509)
Treasury stock (17,812,299 shares, 17,670,713 shares, and 17,609,370 shares at June 30, 2019, March 31, 2019, and December 31, 2018, respectively)	(235,360)	(231,987)	(230,049)
TOTAL STOCKHOLDERS' EQUITY	608,701	606,274	602,081
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$6,498,362	$6,475,301	$6,320,578

(1)	Includes loans underlying cooperatives.
(2)
While the loans within this category are often considered "commercial real estate" in nature, multifamily and loans underlying cooperatives are here reported separately from commercial real estate loans in order to emphasize the residential nature of the collateral underlying this significant  component of the total loan portfolio.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands except share and per share amounts)

	For the Three Months Ended			For the Six Months Ended
	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Interest income:
Loans secured by real estate	$50,811	$49,177	$47,828	$99,988	$97,403
Commercial and industrial ("C&I") loans	4,134	3,436	2,156	7,570	3,812
Other loans	18	18	18	36	37
Mortgage-backed securities	2,961	3,197	2,406	6,158	4,663
Investment securities	570	420	49	990	64
Other short-term investments	1,457	1,447	1,547	2,904	3,058
Total interest income	59,951	57,695	54,004	117,646	109,037
Interest expense:
Deposits and escrow	16,271	15,017	11,988	31,288	22,739
Borrowed funds	7,176	7,354	5,882	14,530	12,149
Total interest expense	23,447	22,371	17,870	45,818	34,888
Net interest income	36,504	35,324	36,134	71,828	74,149
Provision (credit) for loan losses	(449)	321	1,113	(128)	1,306
Net interest income after provision for loan losses	36,953	35,003	35,021	71,956	72,843

Non-interest income:
Service charges and other fees	1,264	1,099	1,299	2,363	2,210
Mortgage banking income, net	61	68	102	129	213
Gain on equity securities	148	268	19	416	15
Gain (loss) on sale of securities and other assets	(57)	(76)	-	(133)	1,370
Gain on sale of loans	339	255	35	594	125
Income from BOLI	707	694	720	1,401	1,432
Loan level derivative income, net	291	-	-	291	-
Other	67	52	62	119	116
Total non-interest income	2,820	2,360	2,237	5,180	5,481
Non-interest expense:
Salaries and employee benefits	12,061	11,884	10,884	23,945	22,061
Stock benefit plan compensation expense	491	284	407	775	795
Occupancy and equipment	3,827	3,869	3,697	7,696	7,569
Data processing costs	1,908	2,066	1,797	3,974	3,551
Marketing	465	466	146	931	1,193
Federal deposit insurance premiums	586	454	474	1,040	1,139
Other	2,958	3,029	3,422	5,987	6,253
Total non-interest expense	22,296	22,052	20,827	44,348	42,561

Income before taxes	17,477	15,311	16,431	32,788	35,763
Income tax expense	4,442	3,810	4,110	8,252	8,697

Net Income	$13,035	$11,501	$12,321	$24,536	$27,066

Earnings per Share ("EPS"):
Basic	$0.36	$0.32	$0.33	$0.68	$0.72
Diluted	$0.36	$0.32	$0.33	$0.68	$0.72

Average common shares outstanding for Diluted EPS	35,864,389	35,976,915	37,515,373	35,944,361	37,496,982

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SELECTED FINANCIAL HIGHLIGHTS
(Dollars in thousands except per share amounts)

	At or For the Three Months Ended			At or For the Six Months Ended
	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Per Share Data:
Reported EPS (Diluted)	$0.36	$0.32	$0.33	$0.68	$0.72
Cash dividends paid per share	0.14	0.14	0.14	0.28	0.28
Book value per share	16.96	16.83	16.37	16.96	16.37
Tangible book value per share (1)	15.41	15.29	14.89	15.41	14.89
Dividend payout ratio	38.89%	43.75%	42.42%	41.18%	38.89%

Performance Ratios (Based upon Reported Net Income):
Return on average assets	0.82%	0.72%	0.79%	0.77%	0.86%
Return on average common equity	8.59%	7.62%	8.06%	8.10%	8.91%
Return on average tangible common equity (1)	9.45%	8.39%	8.87%	8.92%	9.81%
Net interest spread	2.08%	2.02%	2.17%	2.05%	2.23%
Net interest margin	2.38%	2.31%	2.39%	2.35%	2.43%
Average interest-earning assets to average interest-bearing liabilities	119.47%	118.14%	117.93%	118.80%	116.87%
Non-interest expense to average assets	1.40%	1.39%	1.33%	1.39%	1.35%
Efficiency ratio	57.33%	59.22%	54.35%	58.25%	54.48%
Loan-to-deposit ratio at end of period	124.71%	124.93%	123.97%	124.71%	123.97%
CRE consolidated concentration ratio (2)	697.3%	706.7%	714.6%	697.3%	714.6%
Effective tax rate	25.42%	24.88%	25.01%	25.17%	24.32%

Average Balance Data:
Average assets	$6,391,476	$6,364,098	$6,265,128	$6,377,787	$6,317,219
Average interest-earning assets	6,134,510	6,111,293	6,047,600	6,122,902	6,096,307
Average loans	5,492,455	5,445,301	5,450,973	5,468,878	5,514,141
Average deposits	4,378,999	4,341,045	4,395,589	4,360,022	4,386,853
Average common equity	607,152	604,074	611,477	605,613	607,516
Average tangible common equity (1)	551,515	548,436	555,840	549,976	551,879

Asset Quality Summary:
Non-performing loans (excluding loans held for sale)	$2,538	$5,425	$1,554	$2,538	$1,554
Non-performing assets	2,538	5,425	1,554	2,538	1,554
Net charge-offs	358	162	1,333	520	1,355
Non-performing loans/ Total loans	0.05%	0.10%	0.03%	0.05%	0.03%
Non-performing assets/ Total assets	0.04%	0.08%	0.02%	0.04%	0.02%
Allowance for loan loss/ Total loans	0.38%	0.40%	0.39%	0.38%	0.39%
Allowance for loan loss/ Non-performing loans	832.70%	404.44%	1350.32%	832.70%	1350.32%
Loans delinquent 30 to 89 days at period end	$105	$338	$745	$105	$745

Capital Ratios - Consolidated:
Tangible common equity to tangible assets (1)	8.58%	8.58%	9.03%	8.58%	9.03%
Tier 1 common equity ratio	10.95	11.04	11.96	10.95	11.96
Tier 1 risk-based capital ratio	10.95	11.04	11.96	10.95	11.96
Total risk-based capital ratio	13.60	13.77	14.85	13.60	14.85
Tier 1 leverage ratio	8.83	8.81	9.09	8.83	9.09

Capital Ratios - Bank Only:
Tier 1 common equity ratio	12.15%	12.39%	13.09%	12.15%	13.09%
Tier 1 risk-based capital ratio	12.15	12.39	13.09	12.15	13.09
Total risk-based capital ratio	12.57	12.84	13.55	12.57	13.55
Tier 1 leverage ratio	9.87	9.77	9.94	9.87	9.94

(1)	See "Non-GAAP Reconciliation" table for reconciliation of tangible common equity and tangible assets. Average balances are calculated using the ending balance for months during the period indicated.
(2)	The CRE concentration ratio is calculated using the sum of commercial real estate, excluding owner occupied commercial real estate, multifamily, and ADC, divided by consolidated capital.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED AVERAGE BALANCES AND NET INTEREST INCOME
(Dollars in thousands)

	For the Three Months Ended
	June 30, 2019			March 31, 2019			June 30, 2018
	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
Assets:
Interest-earning assets:
Real estate loans	$5,201,395	$50,811	3.91%	$5,195,951	$49,177	3.79%	$5,307,712	$47,828	3.60%
Commercial and industrial loans	289,843	4,134	5.71	248,267	3,436	5.54	142,224	2,156	6.06
Other loans	1,217	18	5.92	1,083	18	6.65	1,037	18	6.94
Mortgage-backed securities	423,387	2,961	2.80	464,303	3,197	2.75	389,373	2,406	2.47
Investment securities	64,488	570	3.54	47,177	420	3.56	10,243	49	1.91
Other short-term investments	154,180	1,457	3.78	154,512	1,447	3.75	197,011	1,547	3.14
Total interest-earning assets	6,134,510	59,951	3.91%	6,111,293	57,695	3.78%	6,047,600	54,004	3.57%
Non-interest-earning assets	256,966			252,805			217,528
Total assets	$6,391,476			$6,364,098			$6,265,128

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Interest-bearing checking accounts	$125,041	$91	0.29%	$115,243	$22	0.08%	$126,507	$57	0.18%
Money market accounts	1,908,737	7,397	1.55	2,029,794	7,640	1.53	2,351,935	6,893	1.18
Savings accounts	327,312	46	0.06	331,662	45	0.06	354,441	55	0.06
Certificates of deposit	1,595,849	8,737	2.20	1,466,439	7,310	2.02	1,226,812	4,983	1.63
Total interest-bearing deposits	3,956,939	16,271	1.65	3,943,138	15,017	1.54	4,059,695	11,988	1.18
Borrowed Funds	1,177,940	7,176	2.44	1,229,607	7,354	2.43	1,068,583	5,882	2.21
Total interest-bearing liabilities	5,134,879	23,447	1.83%	5,172,745	22,371	1.75%	5,128,278	17,870	1.40%
Non-interest-bearing checking accounts	422,060			397,907			335,894
Other non-interest-bearing liabilities	227,385			189,372			189,479
Total liabilities	5,784,324			5,760,024			5,653,651
Stockholders' equity	607,152			604,074			611,477
Total liabilities and stockholders' equity	$6,391,476			$6,364,098			$6,265,128
Net interest income		$36,504			$35,324			$36,134
Net interest spread			2.08%			2.02%			2.17%
Net interest-earning assets	$999,631			$938,548			$919,322
Net interest margin			2.38%			2.31%			2.39%
Ratio of interest-earning assets to interest-bearing liabilities		119.47%			118.14%			117.93%

Deposits (including non-interest bearing checking accounts)	$4,378,999	$16,271	1.49%	$4,341,045	$15,017	1.40%	$4,395,589	$11,988	1.09%

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SCHEDULE OF LOAN COMPOSITION AND WEIGHTED AVERAGE RATES ("WAR") (1)
(Dollars in thousands)

	At June 30, 2019		At March 31, 2019		At June 30, 2018
	Balance	WAR	Balance	WAR	Balance	WAR
Loan balances at period end:
One-to-four family residential, including condominium and cooperative apartment	$120,523	4.60%	$107,709	4.58%	$60,159	4.42%
Multifamily residential and residential mixed-use (2)(3)	3,736,500	3.69	3,831,145	3.61	4,106,094	3.49
Commercial real estate and commercial mixed-use	1,279,188	4.26	1,245,806	4.23	1,053,582	3.85
Acquisition, development, and construction ("ADC")	77,479	6.57	54,222	6.61	10,526	6.02
Total real estate loans	5,213,690	3.88	5,238,882	3.81	5,230,361	3.61
Commercial and industrial ("C&I")	316,061	5.78	266,415	5.72	172,522	5.30
Total	$5,529,751	3.99%	$5,505,297	3.90%	$5,402,883	3.67%

(1)	Weighted average rate is calculated by aggregating interest based on the current loan rate from each loan in the category, divided by the total amount of loans in the category.
(2)	Includes loans underlying cooperatives.
(3)
While the loans within this category are often considered "commercial real estate" in nature, multifamily and loans underlying cooperatives are here reported separately from commercial real estate loans in order to emphasize the residential nature of the collateral underlying this significant  component of the total loan portfolio.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SCHEDULE OF NON-PERFORMING ASSETS AND TROUBLED DEBT RESTRUCTURINGS ("TDRs")
(Dollars in thousands)

	At June 30, 2019	At March 31, 2019	At June 30, 2018
Non-Performing Loans
One-to-four family residential, including condominium and cooperative apartment	$832	$706	$306
Multifamily residential and residential mixed-use (1)(2)	428	276	1,158
Commercial real estate and commercial mixed-use real estate (2)	1,274	4,205	89
C&I	-	232	-
Other	4	6	1
Total Non-Performing Loans (3)	$2,538	$5,425	$1,554
Total Non-Performing Assets	$2,538	$5,425	$1,554

Performing TDR Loans
One-to-four -family and cooperative/condominium apartment	$11	$12	$18
Multifamily residential and mixed-use residential real estate (1)(2)	252	261	597
Commercial real estate and commercial mixed-use real estate (2)	4,037	4,061	4,310
Total Performing TDRs	$4,300	$4,334	$4,745

(1)	Includes loans underlying cooperatives.
(2)
While the loans within this category are often considered "commercial real estate" in nature, multifamily and loans underlying cooperatives are here reported separately from commercial real estate loans in order to emphasize the residential nature of the collateral underlying this significant component of the total loan portfolio.

(3)	There were no non-accruing TDRs for the periods indicated.

PROBLEM ASSETS AS A PERCENTAGE OF TANGIBLE CAPITAL AND RESERVES (TEXAS RATIO)
(Dollars in thousands)

	At June 30, 2019	At March 31, 2019	At June 30, 2018
Total Non-Performing Assets	$2,538	$5,425	$1,554
Loans 90 days or more past due on accrual status (4)	1,531	6,955	4,873
TOTAL PROBLEM ASSETS	$4,069	$12,380	$6,427

Tangible common equity (5)	$553,063	$550,636	$559,894
Allowance for loan losses and reserves for contingent liabilities	21,159	21,966	21,009
TANGIBLE COMMON EQUITY PLUS RESERVES	$574,222	$572,602	$580,903

TEXAS RATIO (PROBLEM ASSETS AS A PERCENTAGE OF TANGIBLE COMMON EQUITY AND RESERVES)	0.7%	2.2%	1.1%

(4)
These loans were, as of the respective dates indicated, expected to be either satisfied, made current or re-financed in the near future, and were not expected to result in any loss of contractual principal or interest.  These loans are not included in non-performing loans.

(5)	See "Non-GAAP Reconciliation" table for reconciliation of tangible common equity and tangible assets.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION
(Dollars in thousands except per share amounts)

	For the Three Months Ended			For the Six Months Ended
	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Reconciliation of Reported and Adjusted ("non GAAP") Net Income:
Reported net income	$13,035	$11,501	$12,321	$24,536	$27,066
Adjustments to net income, net of tax (1):
Less: Loss (Gain) on sale of securities	39	52	-	91	(930)
Tax adjustment	-	-	-	-	(92)
Adjusted ("non-GAAP") net income	$13,074	$11,553	$12,321	$24,627	$26,044

Adjusted Ratios (Based upon "non-GAAP Net Income" as calculated above):
Adjusted EPS (Diluted)	$0.36	$0.32	$0.33	$0.68	$0.69
Adjusted return on average assets	0.82%	0.73%	0.79%	0.77%	0.82%
Adjusted return on average common equity	8.61	7.65	8.06%	8.13	8.57%
Adjusted return on average tangible common equity	9.48	8.43	8.87%	8.96	9.44
Adjusted non-interest expense to average assets	1.40	1.39	1.33	1.39	1.35
Adjusted efficiency ratio	57.33	59.22	54.35	58.25	54.48

	June 30, 2019	March 31, 2019	June 30, 2018
Reconciliation of Tangible Assets:
Total assets	$6,498,362	$6,475,301	$6,253,175
Less:
Goodwill	55,638	55,638	55,638
Tangible assets	$6,442,724	$6,419,663	$6,197,537

Reconciliation of Tangible Common Equity - Consolidated:
Total common equity	$608,701	$606,274	$615,532
Less:
Goodwill	55,638	55,638	55,638
Tangible common equity	$553,063	$550,636	$559,894

(1)	Adjustments to net income are taxed at the Company's statutory tax rate of approximately 32% unless otherwise noted.